EXHIBIT 99.1


                         WINTRUST FINANCIAL CORPORATION
                727 North Bank Lane, Lake Forest, Illinois 60045

FOR IMMEDIATE RELEASE
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March 31, 2005

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President/CEO - Wintrust Financial Corporation, (847) 615-4096 David A. Dykstra, COO - Wintrust Financial Corporation, (847) 615-4096
S. Michael Polanski, President/CEO - First Northwest Bank, (847) 670-1000 Wintrust Website address: www.wintrust.com

               WINTRUST FINANCIAL CORPORATION ANNOUNCES CLOSING OF
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                  ACQUISITION OF FIRST NORTHWEST BANCORP, INC.
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         LAKE FOREST, ILLINOIS - Wintrust Financial Corporation ("Wintrust")
(Nasdaq: WTFC) today announced the completion of its previously announced acquisition of 100% of the ownership interest of First Northwest Bancorp, Inc. ("FNBI"). FNBI is the parent company of First Northwest Bank which has two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995 and has total assets of approximately $267 million.

         "We are excited about combining resources with Wintrust," said S. Michael Polanski, First Northwest's President and CEO. "We have continually sought to enhance our products and services. This is a great partnership with a successful organization that is similarly-minded in their philosophy of offering highly personalized customer-oriented retail and commercial banking services. Wintrust will also provide our bank with financial capabilities to support further expansion." Mr. Polanski emphasized that by joining forces with Wintrust, First Northwest Bank's customers will not only continue to deal with the same banking staff, but will also gain access to a wider range of products and services. "We clearly see benefits for our customers and employees and we are glad to be a part of the Wintrust family," he said.

         "This transaction is a great opportunity for both companies," stated Edward J. Wehmer, President and CEO of Wintrust. "Similar to Wintrust's origin, First Northwest Bank began as a de novo bank and shares our commitment to community banking and customer service. The physical locations of First Northwest Bank in Arlington Heights are complementary to our existing Village Bank and Trust-Arlington Heights location and we expect to merge the two banks in this community shortly after closing. When added to our existing presence in the market, the merger will allow Wintrust to have distinct community bank leadership in the Arlington Heights market with a combined asset level

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exceeding $400 million. First Northwest Bank has a terrific operating culture, solid growth and profitability, and a dedicated board of directors and management team."

TERMS OF THE TRANSACTION
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         Under the terms of the merger agreement, stockholders of could elect to receive, in exchange for their shares of FNBI common stock, shares of Wintrust common stock or a combination of Wintrust common stock and cash. Stockholders who elected to receive all common stock will have each of their shares of FNBI common stock converted into 0.425 shares of Wintrust's common stock.
Stockholders electing to receive a combination of Wintrust common stock and cash will have 60% of their common shares of FNBI converted (on a per share basis) into 0.425 shares of Wintrust's common stock and 40% of their common shares of FNBI converted into cash in the amount of $21.44 per share. At the closing, FNBI had outstanding 2,066,407 shares of common stock, of which 1,637,953 shares will be converted (on a per share basis) into 0.425 shares of Wintrust's common stock and 428,454 shares will receive cash in the amount of $21.44 per share. FNBI also had in-the-money options to acquire approximately 13,800 shares of common stock at an average exercise price of approximately $5.60. The shares of Wintrust common stock issued in the transaction have been registered under the Securities Act of 1933. The consummation of the transaction is not expected to have a material impact on Wintrust's 2005 earnings per share.

ABOUT WINTRUST
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         Wintrust is a financial holding company with assets of approximately $7 billion whose common stock is traded on the Nasdaq Stock Market (Nasdaq: WTFC). After taking into account the acquisition of FNBI, Wintrust operates fourteen community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. Currently, including the two offices acquired in this transaction, Wintrust operates a total of 57 banking offices and is in the process of constructing several additional branch facilities.

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                           Forward-Looking Information
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         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the acquisition of First Northwest Bancorp, Inc. and integration of First Northwest Bancorp, Inc. and First Northwest Bank with and into Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, unanticipated changes in interest rates that negatively impact growth, competition and the related origination of loan products, slower than anticipated development and growth of First Northwest Bancorp, Inc.'s business or unanticipated business declines, unforeseen difficulties in integrating the acquisition or higher than expected operational costs, unforeseen changes in the banking industry, difficulties in adapting successfully to technological changes as needed to compete effectively in the marketplace, and the ability to attract and retain experienced key management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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